                                                                    Exhibit 5(b)

              [LETTERHEAD OF WINTHROP, STIMSON, PUTNAM & ROBERTS]

                                 March 2, 1999

Goodsill Anderson Quinn & Stifel
1099 Alakea Street
Honolulu, Hawaii 96813

Ladies and Gentlemen:

      In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $300,000,000 aggregate principal amount of Medium-Term Notes, Series C (the "Notes") of Hawaiian Electric Industries, Inc., a Hawaii corporation (the "Company"), we have reviewed such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

      Upon the basis of such review, we advise you that, in our opinion, when
(1) the Registration Statement on Form S-3 relating to the Notes (the "Registration Statement") has become effective under the Act, (2) the Second Supplemental Indenture to the Indenture, dated as of October 15, 1988, between the Company and Citibank, N.A., as trustee, relating to the Notes has been duly authorized, executed and delivered, (3) the terms of the Notes and of their issue and sale have been duly authorized and established in conformity with such Indenture, the Distribution Agreement relating to the Notes between the Company and the Agents named therein and the resolutions of the Board of Directors of the Company relating to the Notes and (4) the Notes have been duly executed and authenticated in accordance with such Indenture and issued and sold as contemplated by the Registration Statement, the Notes will constitute valid and binding obligations of the Company, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to requirements of reasonableness, good faith and fair dealing.

      We are members of the bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the laws of the State of New York. We have relied upon your opinion of even date herewith addressed to the Company as to all matters of Hawaii law related to this opinion.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us under the caption "Validity of the Notes" in the Registration Statement and to the reference to this opinion in your opinion filed as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Winthrop, Stimson, Putnam &
                                           Roberts